Exhibit 10.1

AGREEMENT UPON RETIREMENT AND GENERAL RELEASE

This Agreement Upon Retirement and General Release is entered this 19th day of December, 2012, by and between Sanjay Khosla (“Khosla”) and Mondelez Global LLC (and any currently or previously-affiliated companies, parent companies, successors or predecessors, including Mondelez International, Inc., Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., hereafter, collectively, “MG”).

Khosla has been employed by MG as its Executive Vice President & President, Developing Markets, at MG’s location in Deerfield, IL. Khosla has advised MG about his decision to retire from MG. In order to insure a smooth transition, MG has offered Khosla the benefits set forth in this Agreement. The payments and benefits in this Agreement are greater than those that Khosla would otherwise be entitled to receive upon his retirement. Khosla has decided to accept MG’s offer. Therefore, Khosla and MG both agree and promise as follows:

     1. March 31, 2013 will be Khosla’s last day of active employment (“Last Day Worked”) as well as his “Termination Date” from MG. Until March 31, 2013, Khosla will continue to perform the duties of his position and will continue to be paid on a biweekly basis at his current base salary, as well as be entitled to a full-year 2012 Management Incentive Plan bonus and all other benefits in which he is currently enrolled or elects for 2013 enrollment. Khosla will be eligible for COBRA medical and dental coverage beginning on April 1, 2013. MG will make a lump sum payment, less required deductions, equal to one year of COBRA premiums based on the coverage levels that Khosla has in effect on his Last Day Worked, but during the period from the end of the COBRA period until Khosla’s 65th birthday Khosla is unable to obtain after good faith efforts medical coverage by an external provider with benefits and premiums similar to that paid by and for then active MG employees and he provides documentation of such failure to MG, MG will provide Khosla access to the active employee MG medical plan in effect during this period on the basis of the same coverage that he has elected as of March 31, 2013 (Khosla will be required to pay 100% of the cost of the coverage). Khosla will be eligible for a full-year financial counseling allowance for 2013 as long as expenses are submitted in 2013.Khosla and MG anticipate that they will enter into a separate Consulting Agreement, under which Khosla will perform work for MG in the leadership development arena. It is expected that such services will occur, between Khosla’s Last Work Day and December 31, 2013, for up to 45 days during this period of time.

     2. Khosla will receive a pro-rated 2013 Management Incentive Plan (“MIP”) payment for the period from January 1, 2013 through March 31, 2013, to be paid at Khosla’s individual target percentage. This MIP payment, less required deductions, will be based on the MG’s actual business rating in 2013 (with a one hundred percent (100%) individual factor) and the payment will be made no later than March 15, 2014. Khosla will not receive any other MIP payments.

     3. Khosla will be partially vested in the performance shares under the 2011 - 2013 and 2012 –2014 Long Term Incentive Plan (“LTIP”), based on the respective actual MG LTIP ratings, as determined by the Human Resources and Compensation Committee of MG’s Board of Directors (the “Committee”). Khosla’s target number of performance shares that will vest will be equal to two-thirds in respect to the

2011 -2013 LTIP, and one-third in respect to the 2012 -2014 LTIP, of the original target shares granted. The LTIP shares will vest on the regularly scheduled dates in Q1 2014 and Q1 2015, respectively.

     4. The vesting date for the 2011 and 2012 Kraft Foods Group, Inc. restricted stock awards will be accelerated to Khosla’s Last Day Worked, provided that Khosla remains actively employed through that date, or any earlier date if he is terminated by MG other than for Cause or dies. As provided in the relevant stock award agreements, as of the close of business on Khosla’s Last Day Worked, he will forfeit all rights and interest to any unvested shares of restricted Mondelez International, Inc. Common Stock (“Mondelez International Stock”) awarded under such agreements. If Khosla complies with Paragraphs 6, 7, 8, 9 and 10 of this Agreement through his Last Day Worked, then on his Last Day Worked, MG will grant Khosla 34,150 in deferred stock units, each of which shall represent an unfunded, unsecured promise to deliver to Khosla one share of Mondelez International Stock upon the terms and conditions set forth below. Provided that Khosla complies with Paragraphs 6, 7, 8, 9 and 10 of this Agreement through March 31, 2014, MG shall deliver to Khosla, in satisfaction of each outstanding deferred stock unit, one share of Mondelez International Stock as of the “vesting date” for such deferred stock unit. The vesting date for 15,720 deferred stock units shall be February 24, 2014 and the vesting date for the remaining 18,430 deferred stock units shall be February 23, 2015. If the foregoing conditions are satisfied, registered shares of Mondelez International Stock, net of applicable taxes shall be delivered and be freely transferable immediately following the vesting date for such deferred stock units and the deferred stock units shall be cancelled. In addition, provided that Khosla complies with Paragraphs 6, 7, 8, 9, and 10 of this Agreement through March 31, 2014, then as and when dividends are paid with respect to shares of Mondelez International Stock, MG shall pay Khosla, in cash, with respect to each outstanding deferred stock unit, an amount equal to the dividend payable with respect to one share of Mondelez International Stock (“dividend equivalents”). The terms and conditions of the deferred stock units to be awarded pursuant to this Paragraph shall be determined in accordance with the 2005 Amended and Restated Performance Incentive Plan. In addition, Khosla will become fully vested in all unvested Kraft Foods Inc. and Mondelez International, Inc. stock options in accord with the vesting schedules of the grants. As of March 31, 2013, Khosla will continue to be able to exercise any vested stock options as per the original exercise schedule. In implementing the compliance conditions above and elsewhere, MG will not treat Khosla in a manner worse than that it has treated similarly situated executives with regard to violations in the past.

5. If Khosla dies prior to his receipt of the cash and stock awards due him as described in

Paragraphs 2, 3 and 4 above, MG will provide Khosla’s surviving spouse (or estate if no surviving spouse) any amounts not yet received, provided that if any of the foregoing amounts have not yet been determined at the time of Khosla’s death, each payment will be made at such time as its amount has been determined.

6. As consideration for MG’s payment to Khosla of the pay and other benefits provided for in

Paragraphs 2, 3 and 4 above, Khosla agrees that he will not engage in Prohibited Conduct from the date of this Agreement through March 31, 2014. Prohibited Conduct will be: (1) working for, or providing services, directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, or independent contractor, individually, in concert with others, or in any other manner), to any of the companies listed below, or of an entity that has a controlling equity interest or management control of any such company, without the written consent of MG’s Executive Vice President Global Human Resources, or designee, such consent to be provided by MG in its sole and absolute discretion except that such consent shall not unreasonably be withheld; or (2) soliciting, directly or indirectly, any employee of MG to leave MG and to work for any other entity, whether as an employee, independent contractor or in any other capacity. The companies are: The Coca-Cola Company, Danone, General Mills Inc., Kellogg Company, Mars Inc., Nestlé, PepsiCo Inc., Ferrero Rocher, and Unilever, or any subsidiaries, affiliates or subsequent spin-off, parent or merger partner of at least twenty-five percent (25%) of the assets of any of the foregoing if any of these companies are split up, acquired or merge. For purposes of this Agreement, “affiliate” of a specified person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified. Nothing contained in this Paragraph 6 shall preclude Khosla from accepting employment with a company that provides consulting or financial advisory services whose existing clients include companies named above prior to March 31, 2014, so long as, Khosla does not provide specific advice or services directly to companies listed above. It will not be a violation of this Agreement for Khosla to have people reporting to him who have responsibility for companies listed above so long as Khosla does not provide advice to said companies directly or assist his direct reports in performing services for these companies prior to March 31, 2014. In addition, Khosla may work for another portfolio company of a parent of any of the foregoing so long as Khosla is not involved with the listed entities.

     Should Khosla engage in Prohibited Conduct at any time through March 31, 2014, he will be obligated to pay back to MG all payments and the value of shares of stock received pursuant to this Agreement and MG will have no obligation to pay Khosla any payments that may be remaining due under this Agreement. This will be in addition to any other remedy that MG may have in respect of such Prohibited Conduct. MG and Khosla acknowledge and agree that MG will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 6, 8, 9 and 10 and MG agrees that Khosla will or would suffer irreparable injury in the event of an actual or threatened breach or violation of Paragraph 10, and, each of the parties agree that in the event of an actual or threatened breach or violation of such provisions, as the case may be, the other party will be awarded injunctive relief by an arbitrator pursuant to paragraph 12 to prohibit any such violation or breach, and that such right to injunctive relief will be in addition to any other remedy which may be ordered by the arbitrator.

     7. Khosla agrees to return to MG all MG property in his possession, including documents, manuals, handbooks, notes, keys and any other articles he has used in the course of his employment, no later than his Last Work Day, provided that he may retain and utilize his rolodex and electronic address books (so long as they only contain contact information) and, if he enters into a consulting agreement, he may retain documents relevant to such services until the end of the consulting period. Khosla may also retain his cell phone and cell phone number, computer and his iPad for which all service contracts, connections and other fees shall be Khosla’s responsibility.

     8. Khosla acknowledges that during the course of his employment with MG, he was entrusted with certain marketing, financial, product, personnel, manufacturing, technical and other proprietary information and material which are the property of MG. Khosla agrees that, from the date of this Agreement and following his Termination Date, he will not communicate or disclose to any third party, or use for his own account, without the written consent of MG, any of the aforementioned information or material, except to perform under any consulting agreement with MG or to comply with government inquiry or legal process (provided that, to the extent legally permissible, Khosla gives MG prompt written notice so that it may seek a protective order).

     9. The parties acknowledge that the terms of this Agreement will be a matter of public record upon MG’s filing of a Form 8-K. Khosla agrees that he will not affirmatively discuss the terms and substance of this Agreement except as agreed to by MG in this Agreement. MG agrees that Khosla may discuss the terms and substance of this Agreement with his immediate family, his financial advisors, his attorneys, or as may be required by law and may disclose the non-compete/non-solicitation provisions of Paragraph 6 and the confidentiality provision of Paragraph 8 to any prospective employer.

     10. Khosla agrees that, in discussing his relationship with MG and its affiliated and parent companies and their business and affairs, he will not disparage, discredit or otherwise treat in a detrimental manner MG, its affiliated and parent companies or their officers, directors and employees. MG agrees that, in discussing Khosla or its relationship with Khosla, it will not disparage or discredit him or otherwise treat him in a detrimental way. The foregoing provisions shall not be violated by actions to enforce this Agreement, testimony in response to legal process or governmental inquiry, normal competitive type statements or rebuttal of statements made by others.

     11. Khosla agrees to reasonably cooperate with MG and its affiliated and parent companies in the investigation and/or defense of any matter in which he was involved during his employment and to make himself reasonably available as required by MG or its affiliated and parent companies or their counsel, subject to Khosla’s other commitments. MG will reimburse Khosla’s expenses incurred in connection with such cooperation.

     12. In the event that either Khosla or MG contests the interpretation or application of any of the terms of this Agreement, or believes the other party hereto is in breach of this Agreement, the complaining party shall notify the other party in writing of the contested provision or provisions or the breach, as the case may be. If the parties cannot resolve the dispute within thirty (30) days, the parties will submit the matter to arbitration. An arbitrator will be chosen pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules and Mediation Procedures from a panel submitted by the AAA Chicago, IL office. The hearing shall be held at a mutually agreeable location in the Chicago, IL metropolitan area. The arbitrator’s fees and expenses and filing fees shall be borne equally by Khosla and MG. The arbitrator shall issue a written award that shall be final and binding upon the parties.

     13. Khosla is aware of his legal rights concerning his employment with MG. In consideration for the benefits that MG is providing to Khosla under this Agreement, Khosla (for himself, his heirs, legal representatives and assigns) waives, and generally releases MG and any currently or previously-affiliated companies, parent companies, successors or predecessors, and their officers, directors, agents and employees, and agrees not to sue them for any claims or causes of action arising out of the employment relationship between Khosla and MG. This waiver and release includes, but is not limited to, all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, or any other federal, state or local law dealing with employment discrimination; any claims for breach of contract, wrongful discharge and tort claims; claims for wages, benefits or severance pay; and any other claim or action whatsoever. This waiver and release does not include any rights to indemnification (including advancement of legal fees and directors’ and officers’ liability insurance coverage, vested benefits, vested equity and reimbursements of business expenses.

     14. MG will reimburse Khosla for his reasonable professional fees incurred by him in connection with the preparation and documentation of this Agreement.

     15. It is the intention of Khosla and MG that this Agreement and the benefits paid pursuant to its terms be exempt from, or compliant with, the provisions of Internal Revenue Code Section 409A. In the event that any compensation or benefits provided for by this Agreement or any related plans is subject to Section 409A, MG will (a) interpret and apply the terms of this Agreement or such plans in a manner compliant with Section 409A, to the extent possible, or (b) in agreement with Khosla, modify the Agreement or such plans in the least restrictive manner necessary in order, where applicable, (i) to exclude such compensation from the definition of “deferred compensation” within the meaning of said Section 409A, or (ii) to comply with the provisions of said Section 409A and any rules, regulations or other regulatory guidance issued thereunder and to make such modifications, in each case, without any diminution in the value of the payments to be paid or benefits to be provided to Khosla pursuant to this Agreement or plans to which this Agreement refers. In the event that Khosla is a “specified employee” within the meaning of Section 409A, to the extent required in order to comply with Section 409A, amounts or benefits to be paid or provided to Khosla pursuant to this Agreement that are nonqualified deferred compensation will be delayed to the first business day on which such amounts and benefits may be paid to Khosla in compliance with said Section 409A.

     Pursuant to Internal Revenue Code Sec. 409A, Khosla will be deemed to have incurred a separation from service on March 31, 2013; accordingly, he will receive a distribution of his full Supplemental Retirement and Supplemental Thrift Plan benefits promptly after six months and one day from March 31, 2013, with the specific date of distribution to be determined by MG in its sole discretion but within the time period permitted by Section 409A, in a lump sum.

     16. By signing below, Khosla acknowledges that he has thoroughly read this Agreement. He also acknowledges that MG has advised him to consult an attorney prior to executing this Agreement and that he has 21 days to review this Agreement before signing it, and an additional 7 days after signing it to revoke it. In addition, Khosla agrees that he has full understanding and knowledge of this Agreement’s terms and conditions, and that he understands that these terms will be final and binding upon Khosla as well as upon MG seven days after execution of this Agreement.

/s/ Sanjay Khosla Sanjay Khosla December 19, 2012 Date

ACCEPTED AND AGREED FOR Mondelez Global LLC:

By: /s/ David H. Pendleton

Title: Senior Vice President

Date: December 19, 2012